Exhibit 99

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Mary Ellen Dammyer
Executive Vice President	Investor Relations
(847) 382-1000	(847) 382-1000

CTI Industries Corporation Reports
First Quarter 2006 Financial Results

FOR IMMEDIATE RELEASE
Friday, May 19, 2006

BARRINGTON, IL, May 19, 2006 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its results of operations for the first quarter of 2006.

Consolidated net sales for the first quarter of 2006 were $8,156,000, compared to consolidated net sales of $9,103,000 for the first quarter of 2005. The Company had net income of $220,000 or $0.11 per share (basic) and $0.10 per share (diluted) for the first quarter of 2006 compared to a net income of $84,000 or $0.04 per share (basic and diluted) for the first quarter of 2005.

Key Factors and Trends

With the exception of lower sales for the quarter to one customer for laminated film compared to sales to that customer for the first quarter last year, net sales for the first quarter of 2006 kept pace with the same quarter of 2005. Sales for balloon products increased by about 2.4% compared to the first quarter of 2005.

Gross margins improved from 20.6% in the first quarter of 2005 to 23.9% in the first quarter of 2006, and gross profit on sales increased from $1,874,000 in the first quarter of 2005 to $1,953,000 in the first quarter of 2006. Income from operations was $541,000 in the first quarter of 2006, compared to $327,000 for the same period of 2005.

During the first quarter 2006, the Company completed a re-financing of its bank loans and also received subordinated loans of $1,000,000 from two principal shareholders. As a result, as of March 31, 2006, the Company had working capital of $663,000 compared to a working capital deficit of $2,426,000 as of December 31, 2005.

In addition, in March and April, 2006, the Company entered into term contracts with two principal customers for laminated films and pouches.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheet
	March 31, 2006	December 31, 2005
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$640,212	$261,982
Accounts receivable, net	5,545,875	4,343,671
Inventories, net	7,335,640	7,022,569
Other current assets	561,449	707,082
Total current assets	14,083,176	12,335,304

Property, plant and equipment, net	9,293,202	9,616,744
Other assets	1,709,135	1,584,002

Total Assets	$25,085,513	$23,536,050
Liabilities & Stockholders' Equity
Total current liabilities	$13,419,845	$14,761,388
Long term debt, less current maturities	6,596,452	4,394,390
Other liabilities	1,637,723	1,644,339
Minority interest	10,171	10,091
Stockholders' equity	3,421,322	2,725,842

Total Liabilities & Stockholders' Equity	$25,085,513	$23,536,050
Consolidated Statements of Operations
	Quarter Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)

Net sales	$8,156,223	$9,103,327
Cost of sales	6,202,908	7,229,334

Gross profit on sales	1,953,315	1,873,993

Operating expenses	1,412,361	1,547,281

Income from operations	540,954	326,712

Other income (expense):
Interest expense	(330,623)	(305,380)
Other	47,545	58,580

Income before income taxes and minority interest	257,876	79,912

Income tax expense	38,188	(4,479)

Income (loss) before minority interest	219,688	84,391

Minority interest in (loss) of subsidiary	(80)	(95)

Net income	$219,768	$84,486
Income (loss) applicable to common shares	$219,768	$84,486

Basic income (loss) per common and common equivalent shares	$0.11	$0.04
Diluted income (loss) per common and common equivalent shares	$0.10	$0.04
Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,036,474	1,954,100
Diluted	2,166,892	1,970,360